Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces First Quarter 2017 Results
Raises 2017 Guidance to Reflect the Acquisition of NES Rentals

STAMFORD, Conn. – April 19, 2017 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 2017. Total revenue was $1.356 billion and rental revenue was $1.166 billion for the first quarter, compared with $1.310 billion and $1.117 billion, respectively, for the same period last year. On a GAAP basis, the company reported first quarter net income of $109 million, or $1.27 per diluted share, compared with $92 million, or $1.01 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $1.63 per diluted share, compared with $1.40 per diluted share for the same period last year. Adjusted EBITDA1 was $591 million and adjusted EBITDA margin1 was 43.6%, reflecting an increase of $7 million and a decrease of 100 basis points, respectively, from the same period last year.

First Quarter 2017 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 4.4% year-over-year. Within rental revenue, owned equipment rental revenue increased 3.8% year-over-year, reflecting an increase of 7.0% in the volume of equipment on rent partially offset by a 1.4% decrease in rental rates.

•	Time utilization increased 190 basis points year-over-year to 66.0%, a first quarter record for the company.

•
The company’s Trench, Power and Pump specialty segment's rental revenue increased by almost 17% year-over-year, primarily on a same store basis, while the segment’s rental gross margin improved by 240 basis points to 44.4%.

•
The company generated $106 million of proceeds from used equipment sales at a GAAP gross margin of 43.4% and an adjusted gross margin of 50.9%, compared with $115 million at a GAAP gross margin of 40.9% and an adjusted gross margin of 48.7% for the same period last year.[2]

•
The company generated $623 million of net cash provided by operating activities and $490 million of free cash flow[3], compared with $604 million and $627 million, respectively, for the same period last year. Net rental capital expenditures were $113 million, compared with net proceeds of $15 million for the same period last year.

_______________

1.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

2.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

3.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "We were pleased with our momentum in the first quarter, particularly our 7% growth in volume and record time utilization driven by strength in our core construction markets. It was also encouraging to see positive trends in our upstream oil and gas business after the headwinds faced over the last several years. While our rental rates remained under some pressure, they continue to support our reaffirmed standalone 2017 guidance for total revenue, adjusted EBITDA and capital spending, and our increased guidance for free cash flow."
Kneeland continued, "As we enter the critical part of the construction season, we’re very encouraged by the continued strength of key leading indicators, the tone of conversations with our customers and the industry’s disciplined response in adding fleet. Our focus remains on implementation of Project XL and other initiatives that should enhance our long-term value. With the integration of NES now underway, our updated guidance reflects the combined operations across the remainder of 2017, as well as our sustained confidence in the cycle."
2017 Outlook
The company has issued the following new full-year guidance following the acquisition of NES Rentals on April 3, 2017:

	Prior Outlook	Current Outlook
Total revenue	$5.75 billion to $5.95 billion	$6.05 billion to $6.25 billion
Adjusted EBITDA[4]	$2.7 billion to $2.85 billion	$2.835 billion to $2.985 billion
Net rental capital expenditures after gross purchases	$900 million to $1.05 billion, after gross purchases of $1.4 billion to $1.5 billion	$925 million to $1.075 billion, after gross purchases of $1.45 billion to $1.55 billion
Net cash provided by operating activities	$1.675 billion to $1.875 billion	$1.85 billion to $2.05 billion
Free cash flow	$650 million to $750 million	$800 million to $900 million

Free Cash Flow and Fleet Size

For the first three months of 2017 and 2016, net cash provided by operating activities was $623 million and $604 million, respectively. For the first three months of 2017, free cash flow was $490 million, after total rental and non-rental gross capital expenditures of $241 million. By comparison, free cash flow for the first three months of 2016 was $627 million after total rental and non-rental gross capital expenditures of $123 million.
The size of the rental fleet was $8.92 billion of original equipment cost at March 31, 2017, compared with $8.99 billion at December 31, 2016. The age of the rental fleet was 45.9 months on an OEC-weighted basis at March 31, 2017, compared with 45.2 months at December 31, 2016.

Return on Invested Capital (ROIC)

Return on invested capital was 8.4% for the 12 months ended March 31, 2017, a decrease of 30 basis points from the 12 months ended March 31, 2016. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.5

______________

4.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

5.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.3% for the 12 months ended March 31, 2017, a decrease of 50 basis points from the 12 months ended March 31, 2016.

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, April 20, 2017, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3605). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 4044434.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and asset impairment charge. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.

Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. Following the acquisition of NES Rentals, the company has an integrated network of 968 rental locations in 49 states and every Canadian province. The company’s approximately 13,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,200 classes of equipment for rent with a total original cost of $9.8 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including NES Rentals, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the 2008-2010 economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Equipment rentals	$1,166	$1,117
Sales of rental equipment	106	115
Sales of new equipment	39	30
Contractor supplies sales	18	19
Service and other revenues	27	29
Total revenues	1,356	1,310
Cost of revenues:
Cost of equipment rentals, excluding depreciation	474	449
Depreciation of rental equipment	248	243
Cost of rental equipment sales	60	68
Cost of new equipment sales	34	25
Cost of contractor supplies sales	13	13
Cost of service and other revenues	13	12
Total cost of revenues	842	810
Gross profit	514	500
Selling, general and administrative expenses	193	177
Merger related costs	2	—
Restructuring charge	—	2
Non-rental depreciation and amortization	62	67
Operating income	257	254
Interest expense, net	94	107
Other expense, net	2	—
Income before provision for income taxes	161	147
Provision for income taxes	52	55
Net income	$109	$92
Diluted earnings per share	$1.27	$1.01

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$337	$312
Accounts receivable, net	854	920
Inventory	75	68
Prepaid expenses and other assets	54	61
Total current assets	1,320	1,361
Rental equipment, net	6,107	6,189
Property and equipment, net	426	430
Goodwill	3,262	3,260
Other intangible assets, net	701	742
Other long-term assets	6	6
Total assets	$11,822	$11,988
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$577	$597
Accounts payable	382	243
Accrued expenses and other liabilities	358	344
Total current liabilities	1,317	1,184
Long-term debt	6,772	7,193
Deferred taxes	1,911	1,896
Other long-term liabilities	69	67
Total liabilities	10,069	10,340
Common stock	1	1
Additional paid-in capital	2,276	2,288
Retained earnings	1,763	1,654
Treasury stock	(2,077)	(2,077)
Accumulated other comprehensive loss	(210)	(218)
Total stockholders’ equity	1,753	1,648
Total liabilities and stockholders’ equity	$11,822	$11,988

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2017	2016
Cash Flows From Operating Activities:
Net income	$109	$92
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	310	310
Amortization of deferred financing costs and original issue discounts	2	2
Gain on sales of rental equipment	(46)	(47)
Gain on sales of non-rental equipment	(1)	(1)
Stock compensation expense, net	16	9
Merger related costs	2	—
Restructuring charge	—	2
Excess tax benefits from share-based payment arrangements (1)	—	(27)
Increase in deferred taxes	10	25
Changes in operating assets and liabilities:
Decrease in accounts receivable	65	103
Increase in inventory	(6)	(4)
Decrease in prepaid expenses and other assets	9	64
Increase in accounts payable	139	56
Increase in accrued expenses and other liabilities	14	20
Net cash provided by operating activities	623	604
Cash Flows From Investing Activities:
Purchases of rental equipment	(219)	(100)
Purchases of non-rental equipment	(22)	(23)
Proceeds from sales of rental equipment	106	115
Proceeds from sales of non-rental equipment	2	4
Purchases of other companies, net of cash acquired	—	(13)
Purchases of investments	(1)	—
Net cash used in investing activities	(134)	(17)
Cash Flows From Financing Activities:
Proceeds from debt	1,502	914
Payments of debt	(1,939)	(1,337)
Payments of financing costs	(7)	—
Proceeds from the exercise of common stock options	1	—
Common stock repurchased (2)	(23)	(164)
Excess tax benefits from share-based payment arrangements (1)	—	27
Net cash used in financing activities	(466)	(560)
Effect of foreign exchange rates	2	13
Net increase in cash and cash equivalents	25	40
Cash and cash equivalents at beginning of period	312	179
Cash and cash equivalents at end of period	$337	$219
Supplemental disclosure of cash flow information:
Cash paid (received) for income taxes, net	$1	$(53)
Cash paid for interest	90	69

(1)
In the first quarter of 2017, we adopted accounting guidance on share-based payments, as a result of which the excess tax benefits from share-based payment arrangements for 2017 are presented as a component of net cash provided by operating activities (within net income), while, for 2016, they are presented as a component of net cash used in financing activities.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

(2)
The 2017 repurchases reflect shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards, and were not acquired pursuant to any repurchase plan or program. We have an open $1 billion share repurchase program, under which we have purchased $627 million to date, that we paused as we evaluated a number of potential acquisition opportunities, including the NES Rentals acquisition that closed on April 3, 2017. We intend to complete the share repurchase program; however, we will re-evaluate the decision to do so as we integrate NES Rentals and assess other potential uses of capital. The 2016 repurchases include i) shares repurchased pursuant to the $1 billion share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2017	2016	Change
General Rentals
Reportable segment equipment rentals revenue	$977	$955	2.3%
Reportable segment equipment rentals gross profit	360	357	0.8%
Reportable segment equipment rentals gross margin	36.8%	37.4%	(60) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$189	$162	16.7%
Reportable segment equipment rentals gross profit	84	68	23.5%
Reportable segment equipment rentals gross margin	44.4%	42.0%	240 bps
Total United Rentals
Total equipment rentals revenue	$1,166	$1,117	4.4%
Total equipment rentals gross profit	444	425	4.5%
Total equipment rentals gross margin	38.1%	38.0%	10 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Numerator:
Net income available to common stockholders	$109	$92
Denominator:
Denominator for basic earnings per share—weighted-average common shares	84.5	90.5
Effect of dilutive securities:
Employee stock options	0.4	0.3
Restricted stock units	0.5	0.1
Denominator for diluted earnings per share—adjusted weighted-average common shares	85.4	90.9
Diluted earnings per share	$1.27	$1.01

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact of the fair value mark-up of acquired RSC fleet, restructuring charge and asset impairment charge. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2017	2016
Earnings per share - GAAP, as reported	$1.27	$1.01
After-tax impact of:
Merger related costs (1)	0.02	—
Merger related intangible asset amortization (2)	0.28	0.30
Impact of the fair value mark-up of acquired RSC fleet (3)	0.06	0.06
Restructuring charge (4)	—	0.01
Asset impairment charge (5)	—	0.02
Earnings per share - adjusted	$1.63	$1.40
Tax rate applied to above adjustments (6)	38.5%	38.3%

(1)
Reflects transaction costs associated with the NES acquisition discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES has annual revenues of approximately $369 million.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(4)
Reflects severance and branch closure charges associated with our restructuring programs, all of which were closed as of March 31, 2017. We incur severance costs and branch closure charges in the ordinary course of our business. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs, under which we have incurred total restructuring charges of $234 million.

(5)	Reflects write-offs of fixed assets in connection with our restructuring programs.

(6)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entity.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2017	2016
Net income	$109	$92
Provision for income taxes	52	55
Interest expense, net	94	107
Depreciation of rental equipment	248	243
Non-rental depreciation and amortization	62	67
EBITDA (A)	$565	$564
Merger related costs (1)	2	—
Restructuring charge (2)	—	2
Stock compensation expense, net (3)	16	9
Impact of the fair value mark-up of acquired RSC fleet (4)	8	9
Adjusted EBITDA (B)	$591	$584

A) Our EBITDA margin was 41.7% and 43.1% for the three months ended March 31, 2017 and 2016, respectively.
B) Our adjusted EBITDA margin was 43.6% and 44.6% for the three months ended March 31, 2017 and 2016, respectively.

(1)
Reflects transaction costs associated with the NES acquisition discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES has annual revenues of approximately $369 million.

(2)
Reflects severance and branch closure charges associated with our restructuring programs, all of which were closed as of March 31, 2017. We incur severance costs and branch closure charges in the ordinary course of our business. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs, under which we have incurred total restructuring charges of $234 million.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$623	$604
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(2)	(2)
Gain on sales of rental equipment	46	47
Gain on sales of non-rental equipment	1	1
Merger related costs (1)	(2)	—
Restructuring charge (2)	—	(2)
Stock compensation expense, net (3)	(16)	(9)
Excess tax benefits from share-based payment arrangements	—	27
Changes in assets and liabilities	(176)	(118)
Cash paid for interest	90	69
Cash paid (received) for income taxes, net	1	(53)
EBITDA	$565	$564
Add back:
Merger related costs (1)	2	—
Restructuring charge (2)	—	2
Stock compensation expense, net (3)	16	9
Impact of the fair value mark-up of acquired RSC fleet (4)	8	9
Adjusted EBITDA	$591	$584

(1)
Reflects transaction costs associated with the NES acquisition discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES has annual revenues of approximately $369 million.

(2)
Reflects severance and branch closure charges associated with our restructuring programs, all of which were closed as of March 31, 2017. We incur severance costs and branch closure charges in the ordinary course of our business. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs, under which we have incurred total restructuring charges of $234 million.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$623	$604
Purchases of rental equipment	(219)	(100)
Purchases of non-rental equipment	(22)	(23)
Proceeds from sales of rental equipment	106	115
Proceeds from sales of non-rental equipment	2	4
Excess tax benefits from share-based payment arrangements (1)	—	27
Free cash flow	$490	$627

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes. We adopted accounting guidance in the first quarter of 2017 that changed the cash flow presentation of excess tax benefits from share-based payment arrangements. In the table above, the excess tax benefits from share-based payment arrangements for 2017 are presented as a component of net cash provided by operating activities, while, for 2016, they are presented as a separate line item. Because we historically included the excess tax benefits from share-based payment arrangements in the free cash flow calculation, the adoption of this guidance did not change the calculation of free cash flow.

The table below provides a reconciliation between 2017 forecasted net cash provided by operating activities and free cash flow. The forecasted information below has been updated following the closing of the NES acquisition discussed above.

Net cash provided by operating activities	$1,850- $2,050
Purchases of rental equipment	$(1,450)-$(1,550)
Proceeds from sales of rental equipment	$475-$525
Purchases of non-rental equipment, net of proceeds from sales	$(75)-$(125)
Free cash flow	$800- $900